Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the  Registration Statement (Form S-4) and related Prospectus of MTR Gaming Group, Inc. for the registration of $125,000,000 of 9% Senior Subordinated Notes due 2012 and to the incorporation by reference therein of our reports dated March 21, 2006, with respect to the consolidated financial statements and schedule of MTR Gaming Group, Inc., MTR Gaming Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MTR Gaming Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Pittsburgh, Pennsylvania	/s/ Ernst & Young LLP
November 14, 2006	Ernst & Young LLP